Exhibit 99.1

For Immediate Release:  July 28, 2011

Bridge Capital Holdings Reports Financial Results
For the Second Quarter and Six Months Ended
June 30, 2011

Conference Call and Webcast Scheduled for Thursday, July 28, 2011 at
5:00 p.m. Eastern Time

San Jose, CA – July 28, 2011 – Bridge Capital Holdings (NASDAQ: BBNK), whose subsidiary is Bridge Bank, National Association, announced today its financial results for the second quarter and six months ended June 30, 2011.

The Company reported net operating income of $1.8 million for the three months ended June 30, 2011 representing an increase of $216,000, or 14%, from $1.6 million in the quarter ended March 31, 2011 and an increase of $1.0 million, or 137%, compared to net operating income of $755,000 for the same period one year ago.

For the quarter ended June 30, 2011, the Company did not pay any preferred dividends and as a result reported earnings per diluted share of $0.12.  Net income available to common shareholders was reduced by preferred dividends of $200,000 during the first quarter of 2011 and $298,000 for the quarter ended June 30, 2010, resulting in earnings per diluted common share of $0.09 and $0.04, respectively.

The Company reported net operating income of $3.3 million for the six months ended June 30, 2011 representing an increase of $2.2 million, compared to net operating income of $1.1 million for the same period one year ago.  Net income available to common shareholders was reduced by preferred dividends of $200,000 and $1.4 million during the six months ended June 30, 2011 and 2010, respectively, resulting in earnings per diluted share of $0.22 and a loss per diluted share of $(0.03), respectively.

For the quarter ended June 30, 2011, the Company’s return on average assets and return on average equity were 0.73% and 5.82%, respectively, and compared to 0.62% and 4.69%, respectively, for the quarter ended March 31, 2011 and 0.35% and 2.72%, respectively, for the same period in 2010.  For the six months ended June 30, 2011, the Company’s return on average assets and return on average equity were 0.67% and 5.23%, respectively, and compared to 0.26% and 2.04%, respectively, for the same period in 2010.

“We are pleased to deliver another quarter of increasing profitability,” said Daniel P. Myers, President and Chief Executive Officer of Bridge Capital Holdings and Bridge Bank.  “These results are being driven by positive trends in all of our key metrics including growth of core deposits and loans, an expanding net interest margin, and reduced credit costs.  The Silicon Valley market is experiencing strong economic activity and we are well positioned in the marketplace to capitalize on growth opportunities.  We are prudently investing to expand our franchise, including the addition of professional business bankers to attract and serve our growing base of quality new commercial clients.”

Second Quarter Highlights

Second quarter results, compared to first quarter 2011 (unless otherwise noted), reflected strong performance across all areas of the Company’s business and included:

•	Net interest income of $11.8 million represented growth of $708,000, or 6%, compared to $11.1 million for the prior quarter.

•	Strong net interest margin of 5.07%, up from 4.66% in the prior quarter.

•	Continued improvement in credit quality resulted in net loan recoveries of $1.7 million and no provision for credit losses.

•	Nonperforming loans declined to $12.6 million, or 1.93% of total gross loans.

•	Allowance for credit losses grew to 2.58% of total gross loans and 133.62% of nonperforming loans.

•	Solid growth of total gross loans to $653.2 million, up from $631.7 million at March 31, 2011, represented continued growth in the commercial and factoring and asset-based lending portfolios.

•	Total deposits of $879.7 million represented growth of $52.0 million, or 6%, compared to $827.7 million at March 31, 2011.

•	Total assets exceeded $1.0 billion at June 30, 2011.

•	Successful negotiation and repurchase of the TARP related warrant held by the U.S. Treasury for $1.4 million, which was recorded as a reduction to shareholders’ equity.

•	Total Risk-Based Capital Ratio of 17.89%, Tier I Capital Ratio of 16.64%, and Tier I Leverage Ratio of 14.30%.

Net Interest Income and Margin

Net interest income of $11.8 million for the quarter ended June 30, 2011 represented an increase of $708,000, or 6%, compared to $11.1 million for the quarter ended March 31, 2011 and an increase of $1.6 million, or 16%, compared to $10.2 million for the quarter ended June 30, 2010.  The increase in net interest income from the first quarter of 2011 was primarily attributable to an increase in yield on earning assets combined with a decrease in average interest-bearing liabilities.  The increase in net interest income from the same period one year ago was primarily attributable to an increase in average earning assets combined with a lower cost of funds.  Average earning assets of $930.2 million for the quarter ended June 30, 2011 decreased $33.0 million, or 3%, compared to $963.3 million for the quarter ended March 31, 2011 and increased $114.9 million, or 14%, compared to $815.3 million for the same quarter in 2010.  The Company’s loan-to-deposit ratio, a measure of leverage, averaged 75.8% during the quarter ended June 30, 2011, which represented an increase compared to an average of 73.8% for the quarter ended March 31, 2011 and a decrease compared to an average of 79.8% for the same quarter of 2010.

For the six months ended June 30, 2011, net interest income of $22.8 million represented an increase of $2.8 million, or 14%, from $20.0 million for the six months ended June 30, 2010 and was primarily attributed to an increase in average earning assets combined with a decrease in average nonperforming loans and a lower cost of funds.  Average earning assets of $946.7 million for the six months ended June 30, 2011 increased $142.3 million, or 18%, compared to $804.4 million for the same period one year ago.  The Company’s loan-to-deposit ratio, a measure of leverage, averaged 74.8% during the six months ended June 30, 2011, which represented a decrease compared to an average of 80.5% for the same period of 2010.

Changes in short-term interest rates impact growth in net interest income as the interest rate earned on a majority of the Company’s assets, specifically the loan portfolio, adjust with changes in short-term market rates.  As such, the nature of the Company’s balance sheet is that over time, as short-term interest rates change, income on interest earning assets has a greater impact on net interest income than interest paid on liabilities.  The Company’s prime rate has remained 3.25% throughout 2011 and 2010.

The Company’s net interest margin for the quarter ended June 30, 2011 was 5.07%, compared to 4.66% for the quarter ended March 31, 2011, and 5.00% for the same period one year earlier.  The increase in net interest margin from the first quarter of 2011 was primarily due to higher interest income recognized as a result of increased loan fees related to loan recoveries and growth in the factoring and asset-based lending portfolio.  The positive impact on the net interest margin from increased loan fees for the second quarter of 2011 compared to the first quarter of 2011 was 18 basis points.  In addition, during the quarter ended March 31, 2011, the Company experienced a significant pre-payment on a specific class of mortgage-backed securities which had a negative impact on the first quarter net interest margin of 9 basis points.

The increase in net interest margin for the second quarter of 2011 compared to the same period one year ago was primarily due to increased loan fees, related to the growth in the factoring and asset-based lending portfolio, and a lower cost of funds, partially offset by lower balance sheet leverage.  The positive impact on the net interest margin from increased loan fees for the second quarter of 2011 compared to the second quarter of 2010 was 26 basis points.

The negative impact of reversed or foregone interest (net of recovered interest) due to nonperforming assets was 15 basis points in the second quarter of 2011 compared to 9 basis points in the first quarter of 2011 and 21 basis points in the second quarter of 2010.

The Company’s net interest margin for the six months ended June 30, 2011 was 4.86%, compared to 5.02% for the same period one year earlier.  The decrease in net interest margin from prior year was primarily due to decreased balance sheet leverage and a less favorable mix in average earning assets, partially offset by increased loan fees related to the growth in the factoring and asset-based lending portfolio.  The positive impact on the net interest margin from increased loan fees for the six months ended June 30, 2011 compared to the same period one year ago was 15 basis points.  The negative impact of reversed or foregone interest (net of recovered interest) due to nonperforming assets was 12 basis points in the six months ended June 30, 2011 compared to 17 basis points for the same period one year earlier.

Non-Interest Income

The Company’s non-interest income for the quarters ending June 30, 2011, March 31, 2011, and June 30, 2010 was $1.5 million, $2.5 million, and $1.7 million, respectively.  Non-interest income for the six months ending June 30, 2011 and 2010 was $4.1 million and $3.3 million, respectively.  Non-interest income for the six months ending June 30, 2011 included $187,000 in warrant income and a $641,000 gain on the sale of SBA loans, which were recognized in the first quarter of 2011.  The Company did not recognize warrant income or sell any SBA loans during the second quarter of 2011 or the first six months of 2010.

Net interest income and non-interest income comprised total revenue of $13.3 million for the three months ended June 30, 2011 compared to $13.6 million for the three months ended March 31, 2011 and $11.9 million for the same period one year earlier.  For the six months ended June 30, 2011, total revenue of $26.9 million represented an increase of $3.5 million, or 15%, from $23.4 million for the six months ended June 30, 2010.

Non-Interest Expense

Non-interest expense was $10.2 million for the quarter ended June 30, 2011, compared to $10.2 million and $9.7 million for the quarters ended March 31, 2011 and June 30, 2010, respectively.  Non-interest expense for the six months ended June 30, 2011 was $20.4 million compared to $19.3 million for the same period one year ago.

Salary and benefits expense for the quarter ended June 30, 2011 was $5.9 million compared to $5.4 million and $5.0 million for the quarters ended March 31, 2011 and June 30, 2010, respectively.  Salary and benefits expense for the six months ended June 30, 2011 was $11.3 million compared to $10.3 million for the same period one year ago.  As of June 30, 2011, the Company employed 172 full-time equivalents (FTE) compared to 168 FTE at March 31, 2011 and 157 FTE at June 30, 2010.

“Other real estate owned” and loan related charges were $395,000 for the quarter ended June 30, 2011 compared to $586,000 and $819,000 for the quarters ended March 31, 2011 and June 30, 2010, respectively.  “Other real estate owned” and loan related charges were $981,000 for the six months ended June 30, 2011 compared to $1.2 million for the same period one year ago.  The decrease in “other real estate owned” and loan related charges was primarily attributed to a decline in nonperforming assets.

Regulatory assessments related to participation in the Transaction Guarantee Program as well as FDIC insurance pertaining to deposit balances, totaled $547,000 for the quarter ended June 30, 2011 compared to $803,000 and $578,000 for the quarters ended March 31, 2011 and June 30, 2010, respectively.  Regulatory assessments for the six months ended June 30, 2011 were $1.4 million compared to $1.2 million for the same period one year ago.

The Company’s efficiency ratio, the ratio of non-interest expense to revenues, was 76.86%, 75.25%, and 81.46% for the quarters ended June 30, 2011, March 31, 2011, and June 30, 2010, respectively.  The efficiency ratio was 76.05% for the six months ended June 30, 2011 compared to 82.67% for the same period one year earlier.

Balance Sheet

Bridge Capital Holdings reported total assets at June 30, 2011 of $1.03 billion, compared to $998.4 million at March 31, 2011 and $915.4 million on the same date one year ago.  The increase in total assets of $35.5 million, or 4%, from March 31, 2011 was primarily due to new commercial and factoring loans funded at the end of the second quarter.  The increase in total assets of $118.6 million, or 13%, compared to June 30, 2010 was primarily due to a higher balance of investment securities available for sale and higher loan balances as a result of liquidity from increased low cost deposits.

The Company reported total gross loans outstanding at June 30, 2011 of $653.2 million, which represented an increase of $21.6 million, or 3%, over $631.7 million at March 31, 2011 and an increase of $57.6 million, or 10%, over $595.7 million at June 30, 2010.   The increase in total gross loans from March 31, 2011 and June 30, 2010 was primarily attributable to continued growth in the commercial and factoring and asset-based lending portfolios.

The Company’s total deposits were $879.7 million as of June 30, 2011, which represented an increase of $52.0 million, or 6%, compared to $827.7 million at March 31, 2011 and an increase of $105.3 million, or 14%, compared to $774.4 million at June 30, 2010.  The increase in deposits from March 31, 2011 and June 30, 2010 was primarily attributable to continued growth in noninterest-bearing demand deposits offset, in part, by a reduction in time deposits.

Demand deposits represented 59.4% of total deposits at June 30, 2011, compared to 58.0% at March 31, 2011 and 47.4% for the same period one year ago.  Core deposits represented 96.2% of total deposits at June 30, 2011, up from 94.9% at March 31, 2011 and 91.6% at June 30, 2010.

Credit Quality

Nonperforming assets decreased to $22.3 million, or 2.16% of total assets, as of June 30, 2011, compared to $23.9 million, or 2.40% of total assets, as of March 31, 2011 and $29.7 million, or 3.25% of total assets, at June 30, 2010.  The nonperforming assets at June 30, 2011 consisted of loans on nonaccrual or 90 days or more past due totaling $12.6 million, and “other real estate owned” (OREO) valued at $9.7 million.

Nonperforming loans at June 30, 2011 were comprised of loans with legal contractual balances totaling approximately $18.2 million reduced by $886,000 received in non-accrual interest and impairment charges of $4.6 million which have been charged against the allowance for credit losses.

Nonperforming loans decreased to $12.6 million, or 1.93% of total gross loans, as of June 30, 2011, compared to $14.3 million, or 2.26% of total gross loans, as of March 31, 2011 and $21.9 million, or 3.67% of total gross loans, at June 30, 2010.

The carrying value of OREO was $9.7 million as of June 30, 2011 and March 31, 2011, compared to $7.8 million as of June 30, 2010.

The Company charged-off $380,000 during the three months ended June 30, 2011 compared to $1.8 million charged-off during the three months ended March 31, 2011 and $2.5 million charge-off during the three months ended June 30, 2010.  During the six months ended June 30, 2011, the Company charged-off balances totaling $2.1 million which compared to $4.6 million charged-off during the same period of 2010.

During the three months ended June 30, 2011, the Company recognized $2.1 million in loan recoveries from payments received on two real estate loans that were funded prior to the economic downturn.  The recoveries recognized during the second quarter of 2011 compared to $632,000 and $352,000, respectively, in loan recoveries for the three months ended March 31, 2011 and June 30, 2010.  During the six months ended June 30, 2011, the Company recognized $2.7 million in loan recoveries which compared to $1.3 million in loan recoveries for the same period one year ago.

The allowance for loan losses was $16.9 million, or 2.58% of total loans, at June 30, 2011, compared to $15.2 million, or 2.40% of total loans, at March 31, 2011 and $15.1 million, or 2.54% of total loans, at June 30, 2010.  The Company did not record a provision for credit losses for the three months ended June 30, 2011 due to the improving condition of the loan portfolio combined with the loan recoveries recognized during the quarter.  The provision for credit losses was $750,000 and $1.2 million, respectively, for the quarters ending March 31, 2011 and June 30, 2010.  The provision for credit losses for the six months ending June 30, 2011 and June 30, 2010 was $750,000 and $2.4 million, respectively.  The decrease in the provision for credit losses for the first six months of 2011 compared to the same period one year ago reflects lower charge-offs and greater recoveries experienced during the current year combined with the improving condition of the Company’s loan portfolio.

“We were very pleased to recognize significant recoveries this quarter, which reflects our conservative treatment of problem loans, as well as the extraordinary collection efforts by our credit administration team,” said Thomas A. Sa, Executive Vice president and Chief Financial Officer of Bridge Capital Holdings.  “The recoveries eliminated the need to record a provision for loan losses in the quarter, and we expect the recovery experience and improving economy to moderate the level of provision expense that will be required as we continue to grow our loan balances in the future.”

Capital Adequacy

During the second quarter of 2011, the Company successfully negotiated and repurchased the TARP related warrant held by the U.S. Treasury for $1.4 million, which was recorded as a reduction to shareholders’ equity.  The 10-year warrant was issued on December 23, 2008 as part of the Company’s participation in the U.S. Treasury’s Capital Purchase Program, and entitled the Treasury to purchase 396,412 shares of Bridge Capital Holdings common stock at an exercise price of $9.03 per share.

The Company’s capital ratios at June 30, 2011 substantially exceed the regulatory definition for being “well capitalized” with a Total Risk-Based Capital Ratio of 17.89%, a Tier I Capital Ratio of 16.64%, and a Tier I Leverage Ratio of 14.30%.  Additionally, the Company’s tangible common equity ratio at June 30, 2011 was 11.96% and book value per common share was $8.19, representing an increase of $0.07, or 1%, from $8.12 at March 31, 2011 and an increase of $0.15, or 2%, from June 30, 2010.

Conference Call and Webcast

Management will host a conference call today at 5:00 p.m. Eastern time/2:00 p.m. Pacific time to discuss the Company’s financial results and answer questions.

Individuals interested in participating in the conference call may do so by dialing 877.941.2928 from the United States, or 480.629.9774 from outside the United States, and providing the conference ID 4459536. Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company's Web site at www.bridgebank.com.

A telephone replay will be available through August 11, 2011 by dialing 800.406.7325 from the United States, or 303.590.3030 from outside the United States, and entering the conference ID 4459536. A webcast replay will be available for 90 days.

About Bridge Capital Holdings

Bridge Capital Holdings is the holding company for Bridge Bank, National Association.  Bridge Capital Holdings was formed on October 1, 2004 and holds a Global Select listing on The NASDAQ Stock Market under the trading symbol BBNK.  For additional information, visit the Bridge Capital Holdings website at http://www.bridgecapitalholdings.com

About Bridge Bank, N.A.

Bridge Bank, N.A. is Silicon Valley’s full-service professional business bank. The Bank is dedicated to meeting the financial needs of small, middle market, and emerging technology businesses.  Bridge Bank provides its clients with a comprehensive package of business banking solutions delivered through experienced, professional bankers. For additional information, visit the Bridge Bank website at http://www.bridgebank.com.

Contacts

Daniel P. Myers	Thomas A. Sa
President	Executive Vice President
Chief Executive Officer	Chief Financial Officer and Chief Strategy Officer
408.556.6510	408.556.8308
dan.myers@bridgebank.com	tom.sa@bridgebank.com

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbors created by that Act.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements are based on currently available information, expectations, assumptions, projections, and management’s judgment about the Company, the banking industry and general economic conditions.  These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date.  Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this press release.  Factors that might cause such differences include, but are not limited to: the Company’s ability to successfully execute its business plans and achieve its objectives; changes in general economic, real estate and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; new litigation or changes in existing litigation; future credit loss experience; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company’s operations or business; loss of key personnel; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies; and the ability to satisfy requirements related to the Sarbanes-Oxley Act and other regulation on internal control.

The reader should refer to the more complete discussion of such risks in Bridge Capital Holdings’ annual reports on Forms 10-K and quarterly reports on Forms 10-Q  on file with the  Securities and Exchange  Commission.  The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

-Financial Tables Follow-

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Dollars in Thousands)

	Three months ended			Six months ended
	06/30/11	03/31/11	06/30/10	06/30/11	06/30/10

INTEREST INCOME
Loans	$11,132	$10,816	$10,298	$21,948	$20,404
Federal funds sold	56	82	63	138	122
Investment securities available for sale	1,104	802	592	1,906	1,139
Other	9	10	37	19	82
Total interest income	12,301	11,710	10,990	24,011	21,747

INTEREST EXPENSE
Deposits	262	306	520	568	1,161
Other	273	346	315	619	556
Total interest expense	535	652	835	1,187	1,717

Net interest income	11,766	11,058	10,155	22,824	20,030
Provision for credit losses	-	750	1,150	750	2,400
Net interest income after provision for credit losses	11,766	10,308	9,005	22,074	17,630

NON-INTEREST INCOME
Service charges on deposit accounts	720	675	578	1,395	1,123
International Fee Income	530	546	478	1,076	906
Other non-interest income	261	1,325	647	1,586	1,300
Total non-interest income	1,511	2,546	1,703	4,057	3,329

OPERATING EXPENSES
Salaries and benefits	5,927	5,378	5,013	11,305	10,297
Premises and fixed assets	924	972	1,017	1,896	2,069
Other	3,354	3,887	3,629	7,241	6,946
Total operating expenses	10,205	10,237	9,659	20,442	19,312

Income before income taxes	3,072	2,617	1,049	5,689	1,647
Income tax expense	1,286	1,047	294	2,333	527

NET INCOME	$1,786	$1,570	$755	$3,356	$1,120

Preferred dividends	-	200	298	200	1,358
Net income (loss) available to common shareholders	$1,786	$1,370	$457	$3,156	$(238)

EARNINGS (LOSS) PER SHARE
Basic earnings (loss) per share	$0.13	$0.10	$0.04	$0.22	$(0.03)
Diluted earnings (loss) per share	$0.12	$0.09	$0.04	$0.22	$(0.03)
Average common shares outstanding	14,263,583	14,089,577	10,300,576	14,177,061	8,449,036
Average common and equivalent shares outstanding	14,652,766	14,466,839	10,790,051	14,563,274	8,449,036

PERFORMANCE MEASURES
Return on average assets	0.73%	0.62%	0.35%	0.67%	0.26%
Return on average equity	5.82%	4.69%	2.72%	5.23%	2.04%
Efficiency ratio	76.86%	75.25%	81.46%	76.05%	82.67%

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in Thousands)

	06/30/11	03/31/11	12/31/10	09/30/10	06/30/10

ASSETS
Cash and due from banks	$28,299	$15,001	$8,676	$17,599	$20,688
Federal funds sold	110,330	108,520	114,240	125,155	131,955
Interest-bearing deposits	335	1,560	2,539	3,028	5,658
Investment securities available for sale	207,275	204,177	217,303	151,119	125,591
Loans:
Commercial	265,621	256,865	269,034	245,894	238,288
SBA	69,396	65,537	67,538	60,005	58,198
Real estate construction	38,615	35,291	40,705	39,416	37,322
Land and land development	5,808	8,235	9,072	9,558	10,202
Real estate other	137,199	139,499	138,633	141,245	144,433
Factoring and asset-based lending	132,182	122,052	122,542	105,172	102,774
Other	4,415	4,193	4,023	3,917	4,456
Loans, gross	653,236	631,672	651,547	605,207	595,673
Unearned fee income	(1,573)	(1,422)	(1,444)	(1,509)	(1,581)
Allowance for credit losses	(16,872)	(15,171)	(15,546)	(15,248)	(15,137)
Loans, net	634,791	615,079	634,557	588,450	578,955
Premises and equipment, net	2,223	2,396	2,580	2,833	3,018
Accrued interest receivable	3,313	3,592	3,439	3,185	3,098
Other assets	47,399	48,112	46,397	48,606	46,404
Total assets	$1,033,965	$998,437	$1,029,731	$939,975	$915,367

LIABILITIES
Deposits:
Demand noninterest-bearing	$515,622	$475,287	$443,806	$432,714	$361,980
Demand interest-bearing	6,505	5,096	5,275	5,164	5,410
Money market and savings	324,079	305,113	355,772	311,107	343,886
Time	33,467	42,215	43,093	46,460	63,108
Total deposits	879,673	827,711	847,946	795,445	774,384

Junior subordinated debt securities	17,527	17,527	17,527	17,527	17,527
Other borrowings	-	-	7,672	-	-
Accrued interest payable	41	36	48	60	134
Other liabilities	13,092	30,797	14,235	13,978	11,541
Total liabilities	910,333	876,071	887,428	827,010	803,586

SHAREHOLDERS' EQUITY
Preferred stock	-	-	23,864	23,864	23,864
Common stock	105,239	106,112	104,843	74,322	73,853
Retained earnings	18,939	17,154	15,784	15,933	14,910
Accumulated other comprehensive (loss)	(546)	(900)	(2,188)	(1,154)	(846)
Total shareholders' equity	123,632	122,366	142,303	112,965	111,781
Total liabilities and shareholders' equity	$1,033,965	$998,437	$1,029,731	$939,975	$915,367

CAPITAL ADEQUACY
Tier I leverage ratio	14.30%	13.68%	16.67%	14.44%	14.94%
Tier I risk-based capital ratio	16.64%	16.98%	19.61%	17.18%	17.41%
Total risk-based capital ratio	17.89%	18.23%	20.87%	18.45%	18.68%
Total equity/ total assets	11.96%	12.26%	13.82%	12.02%	12.21%
Book value per common share	$8.19	$8.12	$8.16	$8.13	$8.04

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)
(Dollars in Thousands)

	Three months ended June 30,
	2011			2010
		Yields	Interest		Yields	Interest
	Average	or	Income/	Average	or	Income/
	Balance	Rates	Expense	Balance	Rates	Expense
ASSETS
Interest earning assets (2):
Loans (1)	$628,159	7.11%	$11,132	$578,776	7.14%	$10,298
Federal funds sold	95,968	0.23%	56	108,423	0.23%	63
Investment securities	204,641	2.16%	1,104	121,009	1.96%	591
Other	1,479	2.44%	9	7,120	2.14%	38
Total interest earning assets	930,247	5.30%	12,301	815,328	5.41%	10,990

Noninterest-earning assets:
Cash and due from banks	20,919			18,372
All other assets (3)	35,759			33,567
TOTAL	$986,925			$867,267

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$6,841	0.06%	$1	$5,996	0.13%	$2
Money market and savings	300,558	0.27%	205	306,543	0.41%	316
Time	35,819	0.63%	56	62,826	1.30%	203
Other	21,483	5.10%	273	17,527	7.19%	314
Total interest-bearing liabilities	364,701	0.59%	535	392,892	0.85%	835

Noninterest-bearing liabilities:
Demand deposits	485,281			350,280
Accrued expenses and other liabilities	13,815			12,823
Shareholders' equity	123,128			111,272
TOTAL	$986,925			$867,267

Net interest income and margin		5.07%	$11,766		5.00%	$10,155

(1)	Loan fee amortization of $1.6 million and $874,000, respectively, is included in interest income. Nonperforming loans have been included in average loan balances.
(2)	Interest income is reflected on an actual basis, not a fully taxable equivalent basis. Yields are based on amortized cost.
(3)	Net of average allowance for credit losses of $16.8 million and $15.8 million, respectively.

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)
(Dollars in Thousands)

	Six months ended June 30,
	2011			2010
		Yields	Interest		Yields	Interest
	Average	or	Income/	Average	or	Income/
	Balance	Rates	Expense	Balance	Rates	Expense
ASSETS
Interest earning assets (2):
Loans (1)	$627,740	7.05%	$21,948	$574,934	7.16%	$20,404
Federal funds sold	119,286	0.23%	138	105,193	0.23%	122
Investment securities	197,971	1.94%	1,906	116,149	1.98%	1,139
Other	1,672	2.29%	19	8,083	2.05%	82
Total interest earning assets	946,669	5.11%	24,011	804,359	5.45%	21,747

Noninterest-earning assets:
Cash and due from banks	21,453			17,438
All other assets (3)	37,632			33,786
TOTAL	$1,005,754			$855,583

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$6,694	0.06%	$2	$6,027	0.13%	$4
Money market and savings	322,797	0.27%	432	290,789	0.47%	674
Time	39,692	0.68%	134	69,046	1.41%	483
Other	22,951	5.44%	619	17,637	6.36%	556
Total interest-bearing liabilities	392,134	0.61%	1,187	383,499	0.90%	1,717

Noninterest-bearing liabilities:
Demand deposits	470,369			348,334
Accrued expenses and
other liabilities	13,918			13,233
Shareholders' equity	129,333			110,517
TOTAL	$1,005,754			$855,583

Net interest income and margin		4.86%	$22,824		5.02%	$20,030

(1)	Loan fee amortization of $2.8 million and $1.8 million, respectively, is included in interest income. Nonperforming loans have been included in average loan balances.
(2)	Interest income is reflected on an actual basis, not a fully taxable equivalent basis. Yields are based on amortized cost.
(3)	Net of average allowance for credit losses of $16.2 million and $16.0 million, respectively.

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED CREDIT DATA (UNAUDITED)
(Dollars in Thousands)

	06/30/11	03/31/11	12/31/10	09/30/10	06/30/10

ALLOWANCE FOR CREDIT LOSSES
Balance, beginning of period	$15,171	$15,546	$15,248	$15,137	$16,155
Provision for credit losses, quarterly	-	750	1,950	350	1,150
Charge-offs, quarterly	(380)	(1,757)	(2,340)	(1,268)	(2,520)
Recoveries, quarterly	2,081	632	688	1,029	352
Balance, end of period	$16,872	$15,171	$15,546	$15,248	$15,137

NONPERFORMING ASSETS
Loans accounted for on a non-accrual basis	$12,627	$11,821	$16,696	$19,641	$21,886
Loans with principal or interest contractually past due 90 days or more and still accruing interest	-	2,442	-	-	-
Nonperforming loans	12,627	14,263	16,696	19,641	21,886
Other real estate owned	9,661	9,666	6,645	8,625	7,833
Nonperforming assets	$22,288	$23,929	$23,341	$28,266	$29,719

Loans restructured and in compliance with modified terms	4,926	4,456	4,494	4,474	4,380
Nonperforming assets and restructured loans	$27,214	$28,385	$27,835	$32,740	$34,099

Nonperforming Loans by Asset Type:
Commercial	$1,905	$1,365	$300	$109	$665
Land	638	2,595	3,176	4,025	4,220
Construction	-	-	5,342	6,480	6,888
Other real estate	7,370	10,303	7,878	9,027	9,913
Other	2,714	-	-	-	200
Nonperforming loans	$12,627	$14,263	$16,696	$19,641	$21,886

ASSET QUALITY
Allowance for credit losses / gross loans	2.58%	2.40%	2.39%	2.52%	2.54%
Allowance for credit losses / nonperforming loans	133.62%	106.37%	93.11%	77.63%	69.16%
Nonperforming assets / total assets	2.16%	2.40%	2.27%	3.01%	3.25%
Nonperforming loans / gross loans	1.93%	2.26%	2.56%	3.25%	3.67%
Net quarterly charge-offs / gross loans	-0.26%	0.18%	0.25%	0.04%	0.36%